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                     STOCK OPTION AGREEMENT

        FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE

                    COMMUNITY FINANCIAL CORP.
                  1998 RELOAD STOCK OPTION PLAN

     STOCK OPTION for a total of _____ shares of Common Stock, par value $.01 per share, of Community Financial Corp. (the "Company") is hereby granted to _______________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Community Financial Corp. 1998 Reload Stock Option Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1. Option Price. The option price is $_____ for each share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

     (i) Schedule of rights to exercise. This Option will become fully (100%) exercisable upon the first annual anniversary of the grant date; provided that the Optionee shall forfeit this Option if (1) the Optionee's continuous service as an employee or a director terminates before the date this Option first becomes fully exercisable, or (2) the Optionee sells any shares of Common Stock within one year of the date of grant of this Option (unless said shares are sold to satisfy distribution requirements to individual retirement accounts applicable to the Code and treasury regulations thereunder).

     (ii) Method of Exercise. This Option shall be exercisable by a written notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.
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Non-ISO Agreement
Page 2

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution, or pursuant to a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder). The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                                   COMMUNITY FINANCIAL CORP.
                                   1998 RELOAD STOCK OPTION
                                   PLAN COMMITTEE



___________________                By ________________________
Date of Grant

                                   Attest ________________(Seal)
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            NON-INCENTIVE STOCK OPTION EXERCISE FORM

                        PURSUANT TO THE

                    COMMUNITY FINANCIAL CORP.
                  1998 RELOAD STOCK OPTION PLAN

                                       ______________________
                                                Date

Treasurer
Community Financial Corp.
240 E. Chestnut Street
Olney, Illinois  62450-2295

     Re:  Community Financial Corp. 1998 Reload Stock Option
          Plan

Dear Sir:

     The undersigned elects to exercise his Non-Incentive Stock
Option to purchase ________ shares, par value $.01, of Common
Stock of Community Financial Corp. under and pursuant to a Stock
Option Agreement dated _________________, 199__.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $_____   of cash or check
          $_____   in the form of _______ shares of Common
                   Stock, valued at $_____ per share
          $_____   in the form of the Company's withholding of
                   _______ shares of Common Stock, valued at $_____ per share, that are subject to this Option

          $        Total
           =====

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name __________________________________________________________

Address _______________________________________________________

Social Security Number ________________________________________


                         Very truly yours,

                         ___________________________